EXHIBIT 99.1

www.CellTherapeutics.com

Cell Therapeutics Announces Resignation of Chief Medical Officer

SEATTLE, June 28, 2013 — Cell Therapeutics, Inc. (“CTI”) (NASDAQ: CTIC and MTA: CTIC) today announced the resignation of Steven E. Benner, M.D., M.H.S., Senior Vice President, Chief Medical Officer and Chief Compliance Officer for personal reasons. Nancy Boman, M.D., Ph.D., Senior Vice President, Clinical Development and Regulatory Affairs, is expected to assume interim responsibility for the oversight of CTI’s ongoing and planned clinical trials of compounds for the treatment of blood cancers. CTI has engaged a search firm to assist in an external search for a new Chief Medical Officer and will appoint a new Chief Compliance Officer. Immediately prior to his resignation, based on public records, Dr. Benner beneficially owned 396,705 shares of CTI’s common stock.

“Steve has established a strong leadership team in the clinical organization that is focused on advancing our two ongoing late-stage clinical programs for pacritinib and PIXUVRI® (pixantrone). We acknowledge and thank Steve for his significant contributions to these programs and wish him the very best in his future endeavors,” said James A. Bianco, M.D., President and CEO of CTI.

Dr. Bianco added, “As we move toward initiating the second planned Phase 3 clinical trial evaluating pacritinib, our JAK2/FLT3 inhibitor for the treatment of patients with myelofibrosis later this year, we are confident that the clinical and regulatory team we have in place will continue to execute and our development plans will remain on track.”

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Safe Harbor Statement

This press release includes forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the Company’s development. Such statements involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of our securities. Specifically, the risks and uncertainties include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and CTI and its product candidates in particular, including the risk that the second Phase 3 clinical trial of pacritinib will not occur as planned;

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206

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determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing products; and the risk factors listed or described from time to time in CTI’s filings with the Securities and Exchange Commission including, without limitation, CTI’s most recent filings on Forms 10-K, 10-Q, and 8-K. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

Source: Cell Therapeutics, Inc.

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CTI Media and Investor Contacts:

Monique Greer

+1 206.272.4343

mgreer@ctiseattle.com

Ed Bell

+1 206.282.7100

invest@ctiseattle.com

In Europe

CTI Life Sciences Limited, Milan Branch

Laura Villa

E: CTI_EUInvestors@CTI-Lifesciences.com

T: +39 02 89659700

http://www.celltherapeutics.com/italiano

3101 Western Ave. #600 Seattle, WA 98121	T 206.282.7100 F 206.284.6206

OMM_US:71616617.2